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                                                                    EXHIBIT 99.1

             [CHARTER COMMUNICATIONS(c)A WIRED WORLD COMPANY LOGO]

FOR IMMEDIATE RELEASE

                  CHARTER COMMUNICATIONS COMPLETES ACQUISITION
                      OF BRESNAN COMMUNICATIONS PROPERTIES
Twelve Acquisitions Announced in 1999 Completed, Charter To Continue Growth in 2000

ST. LOUIS, MO, FEBRUARY 14, 2000 - Charter Communications, Inc. (Nasdaq:CHTR) announced today that it has completed the previously announced $3.1 billion acquisition of Bresnan Communications Company Limited Partnership. The acquisition will add approximately 690,000 cable customers to Charter, solidifying its position as the fourth-largest cable operator in the United States serving 6.2 million customers. The Bresnan acquisition formed a super cluster in Wisconsin, Michigan and Minnesota serving approximately 1.3 million customers. With the completion of the Bresnan acquisition, Charter will have concluded the last of the twelve acquisitions announced in 1999.

Jerald L. Kent, Charter's President and CEO, said, "We have completed 12 acquisitions in the past year without sacrificing our operational strength. The Bresnan systems bring not only good markets and excellent facilities, but a quality management team that will enhance this very important cluster and allow us to maintain our high operating standards. We are adding an experienced management team that has recently upgraded the broadband systems and are currently delivering the next generation of services -- digital video and Internet services -- to customers. That gives us the ability to hit the ground running and continue to deploy new services at an accelerated pace."

                                     -more-
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Charter add one-

Kent added, "My hat is off to Bill Bresnan, one of the truly great cable entrepreneurs who made the industry what it is today. He is a man whose word is golden. I appreciate the grace with which he turned over the keys, and I look forward to his continued involvement as a shareholder of Charter."

Charter Communications, a Wired World(TM) company, is among the country's leading broadband communications companies. Charter serves approximately 6.2 million customers. Charter offers an array of services including cable television under the Charter brand; high-speed Internet access via Charter Pipeline(TM); advanced digital video programming services under the Charter Digital Cable(TM) brand and Charter Paging(TM). The Chairman of Charter Communications is Paul G. Allen. Jerald L. Kent is the company's President & CEO. Charter is traded on the NASDAQ National Market under the ticker symbol "CHTR." More information about Charter can be accessed on the Internet at www.chartercom.com.

         "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Charter Communications' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Prospectus

INVESTOR CONTACT:             MEDIA ONLY CONTACT:

Ralph Kelly                   Andy Morgan
Senior Vice President &       Corporate Communications
Treasurer                     Charter Communications
Charter Communications       (314) 543-2217
(314) 543-2388


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